Exhibit 99.1

Press Release

For Immediate Release

Cowen Group, Inc. Announces 2008 Second Quarter Results

New York, August 5, 2008 - Cowen Group, Inc. (NASDAQ: COWN) today announced its operating results for the quarter ended June 30, 2008.

Total revenue for the quarter ended June 30, 2008 was $62.7 million, representing a decrease of 12% from $71.2 million in the prior year period.  For the quarter ended June 30, 2008, the Company reported a net loss of $0.7 million, or $0.06 per share, compared to net income of $0.2 million in the prior year period, or $0.02 per fully diluted share.  The Company’s results for the second quarter of 2008 included $1.3 million in compensation expense related to employee stock awards in connection with our initial public offering, compared to $2.5 million of expense in second quarter of 2007.  Excluding compensation expense related to employee stock awards in connection with our initial public offering, the Company’s adjusted net operating loss for the second quarter of 2008 was $0.3 million compared to adjusted net operating income of $1.7 million in the prior year period (see “Financial Measures” below for a discussion of adjusted operating income).  In addition, the Company’s results for the second quarter of 2008 included $2.0 million in placement fee expense related to Cowen Healthcare Royalty Partners (“CHRP”).

Total revenue for the six months ended June 30, 2008 was $117.7 million, down 19% from $144.8 million for the prior year period.  For the six months ended June 30, 2008, the Company recorded a net loss of $0.1 million, compared to net income of $2.7 million for the six months ended June 30, 2007.  Net income for the 2007 period included the effects of a one-time $1.8 million gain related to the sale of the Company’s membership seat on the Chicago Board Options Exchange.  The Company’s results for the first half of 2008 included a net benefit of $2.9 million associated with the compensation expense related to employee stock awards in connection with our initial public offering, compared to $5.0 million of expense in first half of 2007.  The Company’s adjusted net operating loss for the six months ended June 30, 2008 was $1.7 million as compared to adjusted net operating income of $4.5 million in the prior year period.

“I am pleased with the continued effort that our employees have demonstrated over the past six months despite very difficult market conditions.  The new issue market during the second quarter was among the worst I have ever witnessed,” said Greg Malcolm, Chief Executive Officer.  “Though the lack of new issue activity continues to impact our overall results, Cowen performed well in areas not constrained by current market conditions including our brokerage and strategic advisory areas.  I would also note that we are particularly excited about Cowen Healthcare Royalty Partners (“CHRP”) which raised capital commitments in excess of $500 million for its inaugural fund.  We believe that CHRP will be an outstanding business on a stand-alone basis and it will expand our leading healthcare and life sciences franchise.”

Highlights

•                  Strategic advisory revenue increased 61% year-over-year.  During the quarter, Cowen completed 5 strategic advisory transactions with an aggregate value of $0.9 billion.  Among these, Cowen acted as exclusive financial advisor to CollaGenex Pharmaceutical in its $420 million sale to Galderma, S.A. and exclusive financial advisor to Macrovision in the sale of its software business unit for $200 million.

•                  Cowen Healthcare Royalty Partners closed its first fund with capital commitments in excess of $500 million, representing one of the largest inaugural healthcare private-equity funds ever raised.  With this closing, Cowen has added its first meaningful source of recurring revenue.

•                  Non-compensation expenses decreased 3% year-over-year.  Excluding the non-recurring placement fee expense related to CHRP, non-compensation expenses decreased 11% compared to the prior year period.

Results of Operations

Investment Banking

Investment banking revenue was $20.5 million in the second quarter of 2008, down 32% from $30.1 million in the second quarter of 2007.  The second quarter’s results reflected a decrease in revenue from capital raising activities, offset partially by an increase in strategic advisory revenue.

•                  Equity underwriting revenue was $4.3 million, down 72% from $15.2 million in the prior year period.  The decrease was primarily a result of decreased transaction volume due to an overall decrease in public capital raising activity, both market-wide and in Cowen’s target sectors.  In the second quarter of 2008, the company lead-managed 1 offering and co-managed 5 offerings of equity and convertible securities for 6 companies, raising proceeds of $0.9 billion.  In the second quarter of 2007, the company lead-managed 7 offerings and co-managed 13 offerings of equity and convertible securities for 20 companies raising proceeds of $3.3 billion.

•                  Private equity revenue was $2.8 million in the second quarter of 2008, a decrease of $3.9 million, or 58% compared to $6.7 million in the second quarter of 2007.  The decrease was primarily attributable to decreased transaction volume consistent with the overall slowdown in private capital raising activity.  During the second quarter of 2008, the company completed 3 private transactions raising proceeds of approximately $80 million.  In the second quarter of 2007, the Company completed 5 private transactions raising proceeds of approximately $247 million.

•                  Strategic advisory revenue was $13.4 million in the second quarter of 2008, an increase of $5.1 million, or 61%, compared to $8.3 million in the second quarter of 2007.  The year-over-year increase was the result of increased transaction volume, despite decreased activity across Cowen’s sectors, and higher average fees per transaction.  During the second quarter of 2008, Cowen completed 5 strategic advisory assignments with an aggregate value of $0.9 billion.  In the second quarter of 2007, the Company completed 4 strategic advisory assignments with an aggregate value of $0.5 billion.

The number of transactions in the Company’s public equity backlog at quarter end was equal to the number at the end of the first quarter.  In addition, Cowen’s strategic advisory backlog entering the third quarter had increased 24% compared to the end of the first quarter.

Brokerage

Cowen’s core brokerage revenue (see “Financial Measures” below for a discussion of core brokerage revenue) increased $0.4 million to $37.0 million in the second quarter of 2008, compared to $36.6 million in the second quarter of 2007.  Overall brokerage revenue decreased $1.4 million, or 4%, to $37.1 million for the second quarter of 2008 compared to $38.5 million for the prior year period.  The decrease was principally caused by a reduction in the value of the Company’s warrant positions in the second quarter versus an increase in the value of the Company’s warrant positions in the prior year period.  All of the Company’s warrant positions were received in connection with investment banking transactions; however, mark to market changes in value are required to be reflected in the brokerage line item.

Interest and Dividend Income

Interest and dividend income was $0.9 million in the second quarter of 2008, a decrease of $1.0 million, or 51%, compared with $1.9 million in the prior year period.  The decrease resulted primarily from lower average interest rates in the second quarter of 2008 compared with the second quarter of 2007.

Other

Other revenue in the second quarter of 2008 was $4.1 million, an increase of $3.5 million, or 544%, compared to $0.6 million in the second quarter of 2007.  The increase was attributable to an increase in fees for managing the assets and investments of certain private equity and alternative investment funds.

Compensation Expense

Employee compensation and benefits expense was $38.9 million in the second quarter of 2008, a decrease of $4.9 million, or 11%, compared with $43.8 million in the prior year period.  The decrease was attributable to the application of the Company’s compensation to revenue ratio to lower revenue in the second quarter of 2008, partially offset by the increase of the Company’s compensation to revenue ratio, excluding the expense associated with the initial grant of equity, to 60% in the second quarter of 2008 compared to 58% in the second quarter of 2007. Employee compensation and benefits expense for the second quarter of 2008 included $1.3 million of expense associated with the initial grant of equity to the Company’s employees in connection with its initial public offering which compares to $2.5 million of expense in the prior year period.

Non-Compensation Expense

Non-compensation expense was $26.1 million in the second quarter of 2008, a decrease of $0.9 million, or 3%, compared with $27.0 million in the prior year period.  The decrease was principally attributable to reductions in communications expenses, maintenance costs related to outsourcing our trading and order management system, employment agency fees and consulting expenses.  These decreases were partially offset by an increase in service fees and a non-recurring $2.0 million placement fee expense related to CHRP.  Excluding the placement agent fee, non-compensation expenses were down 11% year-over-year.

Provision for Income Taxes

The Company recorded a tax benefit of $1.7 million for the three months ended June 30, 2008, which reflects an effective tax rate of 70.0%, compared to a provision for taxes of $0.2 million in the second quarter of 2007, which reflects an effective tax rate of 40.9%.  The higher effective tax rate in the second quarter of 2008 was primarily the result of certain non-deductible expenses including the non-recurring placement agent fee related to CHRP.

Investors Conference Call

Greg Malcolm, Chief Executive Officer, and Thomas Conner, Chief Financial Officer, will host a conference call to discuss the Company’s second quarter and first half financial results on Tuesday, August 5, 2008, at 9:00 am EST.  This call can be accessed by dialing 1-866-362-4829 domestic or 1-617-597-5346 international.  The passcode for the call is 23707266.  A replay of the call will be available beginning at 11:00 am August 5, 2008 through August 12, 2008.  To listen to the replay, please dial 1-888-286-8010 domestic or 1-617-801-6888 international and enter passcode 24543635.  The call can also by accessed through live audio webcast or by delayed replay on the Company’s website at www.cowen.com.

Financial Measures

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as adjusted operating income.  The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations.  These metrics are an integral part of the Company’s internal reporting to measure the performance of its business and the overall effectiveness of senior management.  Reconciliations to comparable GAAP measures are available in the accompanying schedules.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in our various agreements or public filings.

About Cowen Group, Inc.

Cowen Group, Inc., through its operating subsidiaries, provides investment banking, sales and trading, and equity research services to companies and institutional investor clients in the healthcare, technology, telecommunications, aerospace and defense, consumer and alternative energy sectors.  We also offer traditional and alternative asset management services to institutional investors.  Our asset management business includes teams based in the U.S. and the U.K.  Our U.S. team focuses on a growth-oriented investment style centered on small and mid-sized companies based primarily in North America.  Our U.K. team provides traditional asset management products, focusing on a global equity strategy.  Our alternative asset management business consists of Cowen Healthcare Royalty Partners, which invests principally in commercial-stage biopharmaceutical products and companies, and Cowen Capital Partners, which manages a portfolio of middle market private equity investments for third party investors.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.  The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, the company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

SOURCE:	Cowen Group, Inc.

CONTACT:	Thomas Conner, Chief Financial Officer
Cowen Group, Inc.
646-562-1719
Website: www.cowen.com

Cowen Group, Inc.

Preliminary Unaudited Consolidated Statements of Operations

(Dollar amounts in thousands, except per share data and book value per share)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues
Investment banking	$20,502	$30,148	$34,364	$55,511
Brokerage	37,116	38,539	75,199	83,750
Interest and dividend income	919	1,894	2,142	4,031
Other	4,133	642	5,955	1,472
Total revenues	62,670	71,223	117,660	144,764
Expenses
Employee compensation and benefits	38,905	43,823	67,714	88,990
Floor brokerage and trade execution	3,073	3,187	5,513	6,641
Service fees, net	4,117	3,714	8,326	7,217
Communications	3,893	4,418	7,542	8,615
Occupancy and equipment	4,030	4,373	8,219	8,650
Marketing and business development	3,877	4,129	7,503	7,344
Depreciation and amortization	649	1,015	1,287	1,781
Interest	63	154	106	295
Other	6,430	6,031	11,552	12,228
Total expenses	65,037	70,844	117,762	141,761
Operating (loss) income	(2,367)	379	(102)	3,003
Gain on exchange memberships	—	—	—	1,775
(Loss) income before income taxes	(2,367)	379	(102)	4,778
(Benefit) provision for income taxes	(1,656)	155	(45)	2,083
Net (loss) income	$(711)	$224	$(57)	$2,695
Earnings (loss) per share:
Basic	$(0.06)	$0.02	$(0.01)	$0.21
Diluted	$(0.06)	$0.02	$(0.01)	$0.20

Weighted average shares used in per share data:
Basic	11,238	12,912	11,246	12,911
Diluted	11,238	13,530	11,246	13,474

Other Metrics at June 30, 2008 and 2007
Stockholders’ equity	$206,959	$230,391
Common shares outstanding	14,367	15,885
Book value per share	$14.41	$14.50
Tangible book value per share*	$10.92	$11.36

*	Tangible book value per share is calculated as follows: Stockholders’ equity, less $50 million of goodwill, divided by common shares outstanding.

Cowen Group, Inc.

Non-GAAP Financial Measures

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(dollars in millions)
Reconciliation of Operating Income to Adjusted Net Operating (Loss) Income
Operating (loss) income	$(2.4)	$0.4	$(0.1)	$3.0
Exclusion of compensation expense (reversal) related to IPO awards	1.3	2.5	(2.9)	5.0
Adjusted operating (loss) income	(1.1)	2.9	(3.0)	8.0
(Benefit) provision for income taxes	(0.8)	1.2	(1.3)	3.5
Adjusted net operating (loss) income	$(0.3)	$1.7	$(1.7)	$4.5

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(dollars in millions)
Reconciliation of Brokerage Revenue to Core Brokerage Revenue
Brokerage revenue	$37.1	$38.5	$75.2	$83.8
Exclusion of the (income) loss from warrants, asset management seed funds, restricted stock received in connection with the demutualization of certain exchanges and mutual fund investments held as a hedge against legacy deferred compensation obligations	(0.1)	(1.9)	1.5	(7.0)
Core brokerage revenue	$37.0	$36.6	$76.7	$76.8

Non-GAAP Financial Measures

We have reported in this press release our adjusted net operating (loss) income for the quarters and six months ended June 30, 2008 and 2007 on a non-GAAP basis by:

•                  excluding the non-cash compensation expense (reversal) associated with equity awards granted in connection with our IPO; and

•                  calculating the (benefit) provision for income taxes using the effective tax rate for the period.

Management believes that the grant of equity awards in connection with our IPO was an extraordinary, non-recurring event.  We expect that additional equity will be granted in connection with our compensation, hiring and retention practices, and therefore will be included in our compensation and benefits expense to revenue ratio.  Historically, the expense associated with all equity awards, other that the IPO awards, have been included in this ratio.

We have reported in this press release our core brokerage revenue for the quarters and six months ended June 30, 2008 and 2007 on a non-GAAP basis by:

•                  excluding the income or loss from warrants, asset management seed funds, restricted stock received in connection with the demutualization of certain exchanges and mutual fund investments held as a hedge against legacy deferred compensation obligations.

Management believes that the non-GAAP calculation of core brokerage revenue will allow for a better understanding of the revenue generated by our sales and trading activities as it excludes gains and losses associated with activities that are not conducted by our sales and trading professionals, but that are required to be reported in the brokerage line item.